UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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Vote Your WHITE Proxy Card Today Please support Target’s Board and Management by using the WHITE proxy card to vote FOR the four current Board members nominated for election by the Target Board and FOR the proposal to determine that the size of the Board shall be 12. If you have previously voted the WHITE card from Target, no action is required. Please discard all gold cards you receive from Pershing Square. Please remember that only your latest dated proxy card counts. If you have any questions, please contact either of the proxy solicitors who are assisting us in connection with this year’s Annual Meeting: MacKenzie Partners, Inc. at 800-322-2885 or Georgeson at 866-295-8105. You may vote by mail by returning the WHITE proxy card. You may also vote by Internet or telephone by following the instructions on your WHITE proxy card or voting instruction form. YOUR BOARD’S EXPERIENCED NOMINEES MARY N. DILLON RICHARD M. KOVACEVICH GEORGE W. TAMKE SOLOMON D. TRUJILLO VOTE THE WHITE PROXY TODAY! VOTE THE WHITE PROXY TODAY. Important Information Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009, and the Schedule 14A that Target filed with the SEC on May 7, 2009. Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com. Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision. This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding shareholder value, Target’s market position, and prospects for growing revenue and profitability. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of Target’s Form 10-K for the fiscal year ended January 31, 2009.

Vote for Our Continuing Efforts to Generate Lasting and Substantial Value for All Shareholders Your Board and Management are fully engaged in driving Target’s overall strategy and are recognized as among the best in retail because of our intense focus on continuous innovation and differentiation. Target continues to deliver an exceptional guest experience, and we have created one of the most recognized brands in the United States through our distinctive marketing campaigns. By remaining relevant to our guests and delivering on our “Expect More. Pay Less.” brand promise, we believe we will continue to generate substantial shareholder value over time. • We believe Target remains well positioned to continue to capture profitable market share and outperform the industry. • We have many initiatives underway that we believe will contribute to continued growth in revenue and profitability, while delivering a superior shopping experience for our guests. • Target remains firmly devoted to a culture of expense control and accountability, disciplined inventory management and a rigorous capital investment process, with the goal of delivering a substantial return on capital for our shareholders. By contrast, we believe that Pershing Square is motivated to pursue a risky short-term agenda, such as its heavily promoted REIT proposal that we view as unsound and not in the best interests of Target and its shareholders. Vote for a Track Record of Success For more than a decade, Target’s Board and Management have been guided by our “Expect More. Pay Less.” brand promise to our guests — and this approach has produced outstanding results and has made Target a best-in-class retailer. Over the past 10 years ending January 31, 2009, Target has: • Grown revenues at a compound annual rate of 11%, gaining substantial market share; • Translated this top-line growth into increased profitability by expanding EBITDA margins by 200 basis points; and • Grown EPS at an average annual rate of 14%. Your Board and Management remain firmly committed to the values and strategies that have driven Target’s success for nearly 50 years. Vote for Target’s Strong Record of Corporate Governance Target has long recognized the vital role played by strong corporate governance in driving shareholder value. In fact, in 1968, Donald C. Dayton, former Chairman of the Board, said, “We believe that the board of directors should be an active and aggressive force in building, not just protecting, the interests of the shareholder.” We have embraced this principle and maintained our commitment to strong governance in the decades since, and we regularly review our guidelines against industry best practices. Your 12-member Board includes 11 independent directors with diverse backgrounds and perspectives, and these directors regularly meet without Management present. Target also refreshes its Board regularly and has added three new independent directors to its Board in just the past four years—Derica W. Rice, Chief Financial Officer, Eli Lilly; Mary Minnick, Partner, Lion Capital; and Mary Dillon, Chief Marketing Officer, McDonald’s Corporation. Vote Your WHITE Proxy Card Today Please support Target’s Board and Management by using the WHITE proxy card to vote FOR the four current Board members nominated for election by the Target Board and FOR the proposal to determine that the size of the Board shall be 12. If you have previously voted the WHITE card from Target, no action is required. Please discard all gold cards you receive from Pershing Square. Please remember that only your latest dated proxy card counts. If you have any questions, please contact either of the proxy solicitors who are assisting us in connection with this year’s Annual Meeting: MacKenzie Partners, Inc. at 800-322-2885 or Georgeson at 866-295-8105. You may vote by mail by returning the WHITE proxy card. You may also vote by Internet or telephone by following the instructions on your WHITE proxy card or voting instruction form. Vote for Our Slate of Independent, Experienced Nominees Your directors have extensive track records of success in what we believe are highly relevant leadership positions with some of the most admired organizations in the world. Your Board of Directors is asking you to support the election of all four of the current directors whose terms expire at the 2009 Annual Meeting: • Mary N. Dillon, Executive Vice President and Global Chief Marketing Officer, McDonald’s Corporation, where she has responsibility for building and maintaining the McDonald’s brand. Since Target’s brand image is a highly valuable asset, her insights into managing world-class brands are of great value to Target. In addition, the experience Ms. Dillon gained in food service and grocery retailing as president of the multi-billion dollar Quaker Foods division of PepsiCo Corporation makes her an important contributor to the successful development and execution of Target’s food strategy. • Richard M. Kovacevich, Chairman, Wells Fargo & Company, a diversified financial services company which is one of the largest credit and debit card issuers in the United States and is the country’s largest commercial real estate lender. Mr. Kovacevich’s guidance in matters pertaining to the credit card business, real estate and financing markets has been of great value, particularly during recent times of economic stress. • George W. Tamke, Partner, Clayton, Dubilier & Rice, Inc., a private equity investment firm with a focus on consumer and retail, is highly experienced in driving operational improvements at the firm’s portfolio companies, which include Culligan Ltd., Hertz Global Holdings, Inc., and ServiceMaster Global Holdings, Inc. These companies own world-class brands and serve millions of consumers from thousands of locations worldwide. Mr. Tamke joined Emerson Electric Company in 1989 and left more than 10 years later having served in various senior leadership capacities, including President and Chief Operating Officer, Vice-Chairman and Co-Chief Executive Officer. • Solomon D. Trujillo, Chief Executive Officer, Telstra Corp. Ltd., Australia’s leading telecommunications and information services company, has particular expertise in business technology and communications which is essential to Target’s operations and represents a major area of our annual capital investment. Mr. Trujillo is a tested executive, with substantial international experience on three continents, who has led companies with telecommunications, information services, and media and advertising assets serving millions of customers and operating thousands of retail locations across the world. Your Board unanimously believes that these four current directors are better qualified than Pershing Square’s nominees to serve the interests of Target shareholders. Target has been Consistent and Transparent While We Believe Pershing Square has Changed its Positions Target is committed to maintaining open communications with all of its shareholders and has a long history of being open to shareholder proposals and issues. As such, Target has been consistent and transparent in its relationship with Pershing Square from the beginning. We believe, that as part of its proxy contest, Pershing Square has changed its position in a number of areas to divert attention from the real reason for its proxy contest—to push its risky real estate agenda prior to the expiry of its short-term options. Credit Cards: Pershing Square has changed its position. At the announcement of Target’s sale of an undivided interest in 47% of its credit card receivables to JP Morgan Chase, Pershing Square contacted Target and expressed its approval and enthusiasm for the transaction. However, in its proxy materials, Pershing Square now criticizes Target’s credit card transaction. Real Estate: Pershing Square has changed its position. We met numerous times with Pershing Square to discuss its real estate proposals, including a meeting between Bill Ackman and several members of Target’s Board. Pershing Square now claims to have abandoned its risky real estate proposals. Target Strategy and Leadership: Pershing Square has changed its position. Pershing Square has complimented Target’s consistent and transparent shareholder engagement, strategy and leadership. It was only after Pershing Square’s risky real estate proposal was rejected that Pershing Square began to attack Target’s Board and Management. We believe that Pershing Square has changed its position on Target’s credit card transaction, Target’s real estate, and Target’s Board and Management as part of its proxy contest. We believe the reason for these changes in Pershing Square’s positions is to divert attention from the real reason for its proxy contest—to push its risky real estate agenda prior to the expiry of its short-term options. Target’s Board has the strength, diversity, experience and qualifications to provide effective and independent oversight and direction to the company. Each member of your Board is committed to delivering superior results and to serving the best interests of ALL Target shareholders. Your Board of Directors unanimously believes Target’s nominees—Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo—are the right nominees for your company. VOTE FOR YOUR BOARD OF DIRECTORS ON THE WHITE PROXY CARD WE URGE YOU TO DISCARD ANY GOLD PROXY CARDS YOU RECEIVE FROM PERSHING SQUARE Annual Meeting of Shareholders Thursday, May 28, 2009